EXHIBIT 99.1

FOR IMMEDIATE RELEASE

SUPERVALU Appoints Bruce Besanko as

Executive Vice President and Chief Financial Officer

EDEN PRAIRIE, Minn.—(July 24, 2013)—SUPERVALU Inc. (NYSE: SVU) today announced it has named Bruce Besanko as the company’s executive vice president and chief financial officer, effective August 7, 2013.

Besanko joins SUPERVALU after serving as executive vice president of finance, chief financial officer and chief administrative officer for OfficeMax, where he helped strengthen the company’s balance sheet and transform business-to-business and retail segments for one of the leading global office supply companies following his appointment in 2009.

“I’m very excited to welcome Bruce to SUPERVALU,” said Sam Duncan, president and chief executive officer. “Having worked with him during a successful turnaround at OfficeMax, I know firsthand of his talent, financial acumen, commitment to success and overall work ethic — all of which will be critical as we continue our rebuilding efforts here at SUPERVALU.”

Prior to his work at OfficeMax, Besanko served as vice president of finance and chief financial officer for Circuit City Stores Inc. from 2007-2009, as well as senior vice president of finance and chief financial officer for The Yankee Candle Company Inc. from 2005 to 2007. He also held financial leadership positions at Best Buy Co. Inc., Sears, Roebuck & Co. and Atlantic Richfield Company in the years prior.

In his role at SUPERVALU, Besanko will oversee the financial activities of the $17 billion grocery company and lead a team of nearly 700 financial professionals. He will work closely with Duncan to continue strengthening the company’s balance sheet and building financial strategies that support SUPERVALU’s future growth plans. Besanko follows current executive vice president and chief financial officer Sherry Smith, who has held the role since 2010. Smith will continue in her role as chief financial officer until August 6 and her last day with the company will be August 9.

“I especially want to thank Sherry for her many years of service to SUPERVALU and wish her all the best going forward,” said Duncan. “Sherry played an integral role in completing the disposition of the New Albertsons banners and helping reposition the company for the future. Her commitment toward improving our business and her leadership during the company’s transition period these past several months is greatly appreciated.”

Besanko earned a Bachelor of Science degree in Psychology from the University of Cincinnati and holds a Master of Business Administration degree in Finance and Strategy from the University of Chicago. Besanko also served in the U.S. Air Force for 26 years, where he rose to the rank of lieutenant colonel.

About SUPERVALU Inc.

SUPERVALU Inc. is one of the largest grocery wholesalers and retailers in the U.S. with annual sales of approximately $17 billion. SUPERVALU serves customers across the United States through a network of approximately 3,420 stores composed of 1,900 independent stores serviced primarily by the Company’s food distribution business, 1,332 Save-A-Lot stores, of which 957 are operated by licensee owners; and 191 traditional retail grocery stores. Headquartered in Minnesota, SUPERVALU has approximately 35,000 employees. For more information about SUPERVALU visit www.supervalu.com.

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Financial Contact:
Steve Bloomquist, 952-828-4144
Steve.Bloomquist@supervalu.com

Media Contact:
Jeff Swanson, 952-903-1645
Jeffrey.swanson@supervalu.com